Exhibit 3.1

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          MEDISCIENCE TECHNOLOGY CORP.


      Pursuant to Section 14A:9-5 of the New Jersey Business Corporation Act, Mediscience Technology Corp., a corporation duly organized under the laws of the State of New Jersey (the "Corporation"), does hereby execute this Restated Certificate of Incorporation and certify that:

      1.    The name of the Corporation is Mediscience Technology Corp.

      2. The purposes of the Corporation is to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

      3. The aggregate number of shares which the Corporation shall have authority to issue is 200,000,000, 199,950,000 of which shall be Common Stock, $.01 par value per share, and 50,000 of which shall be Preferred Stock, $.01 par value per share.

            (a)  2,074  shares  of  Preferred  Stock  are  designated  Series  A
Preferred  Stock,   having  the  following  relative  rights,   preferences  and
limitations:

                 (i)  Dividends.  The holders of Series A Preferred  Stock shall
                      ---------
not be entitled to receive any preferential dividend, whether in cash, stock or otherwise with respect to shares of Series A Preferred Stock;

                 (ii) Liquidation. In the event of any liquidation,  dissolution
                      -----------
or winding-up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available therefor, after payment or provision for payment of all debts and obligations of the Corporation, before any distribution of assets shall be made upon any other class of capital stock of the Corporation, the sum of Ten Dollars ($10.00) for every share of their holdings of Series A Preferred Stock. If upon any liquidation, dissolution or winding-up of the Corporation, the amounts payable on or with respect to the Series A Preferred Stock are not paid in full, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of assets in proportion to the respective amounts which would be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to the Series A Preferred Stock were paid in full. For any and all purposes of this Certificate of Incorporation, neither the merger or consolidation of the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation, nor the sale, transfer or lease of all or substantially all of the assets of the Corporation, nor any other transaction or series of transactions having the effect of a reorganization shall be deemed to be a liquidation, dissolution or winding-up of the Corporation;

                 (iii) The shares of Series A Preferred Stock shall not entitle the holder thereof to have any right to vote or to receive any notice of any meeting of the holders of the Corporation's stock or to exercise any voting power.

            (b) 25,000  shares of  Preferred  Stock are  designated  Convertible
Preferred  Stock,   having  the  following  relative  rights,   preferences  and
limitations:

            (1) Dividends.  The holders of Convertible  Preferred Stock shall be
                ---------
entitled to receive, if and when declared, out of any surplus or net profits, non-cumulative preferential dividends at the rate of $.01 per share per annum, payable quarterly before any dividends may be declared on the shares of the Common Stock in any fiscal year. After the aforementioned dividends on the Convertible Preferred Stock shall have been paid or declared and, set apart for that purpose, the Board of Directors may declare and pay from any surplus additional dividends for such fiscal year which shall be paid to the holders of Convertible Preferred Stock and Common Stock.

            (2) Liquidation. The holders of Convertible Preferred Stock shall be
                -----------
entitled  to  a  preference   over  holders  of  Common  Stock  with  regard  to
distribution of assets in the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary.

            (3)  Preemptive  Right.  No  Convertible  Preferred  Shareholder  of
                 -----------------
Convertible shares shall have any preemptive rights to subscribe for or to purchase or to acquire any issue of shares or other securities of the Corporation.

            (4) Voting. The holders of Convertible  Preferred Stock shall not be
                ------
entitled to notice of Shareholders Meeting, or to vote upon the election of directors or upon any questions affecting the management or the affairs of the Corporation.

            (5) (i) Conversion. The Convertible Preferred Stock may, at any time
                    ----------
after issuance, at the option of the holders thereof, be converted into Common Stock at the rate of one (1) share of Preferred for one hundred (100) shares of Common.

                (ii) Method of  Conversion.  In order to exercise the conversion
                     ---------------------
privilege,  the  holder  of any  shares of  Convertible  Preferred  Stock  shall surrender the certificate or certificates for such shares of Convertible Preferred Stock accompanied by proper instruments of surrender to the Corporation at its principal office. The certificate or certificates for such shares of Convertible Preferred Stock shall also be accompanied by a written notice to the effect that the holder elects to convert such shares of Convertible Preferred Stock and stating the name or names in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued. As promptly as practicable after the receipt of such notice and the surrender of such shares of Convertible Preferred Stock, the Corporation shall issue and deliver to such holder or to the written order of such holder a certificate or certificates for the number of shares of Common Stock issuable upon conversion of such shares of Convertible Preferred Stock. Such conversion shall be deemed to have been effected on the date on which such notice shall have been received by the Corporation and such Convertible Preferred Stock shall have been surrendered as hereinabove provided. The shares of Convertible Preferred Stock so converted shall not be reissued and shall be retired and canceled as provided by law. All shares of Common Stock which may be issued upon conversion of the Convertible Preferred Stock shall, upon issuance, be validly issued, fully paid, and nonassessable by the Corporation.

                (iii) Reservation of Common Shares. The Corporation shall at all
                      ----------------------------
times reserve and keep available out of its authorized but unissued Common Shares the full number of Common Shares deliverable upon the conversion of all the then outstanding Convertible Preferred Stock and shall take such action to obtain all such permits or orders as may be necessary to enable the Corporation lawfully to issue such Common Shares upon the conversion of Convertible Preferred Stock.

      4. The registered office of the Corporation is 1235 Folkestone Way, Cherry Hill, New Jersey 08034. The name of the Corporation's registered agent at that office is Peter Katevatis.

      The following seven persons constitute the current Board of Directors of the Corporation:

      William W. Armstrong
      P.O. Box 607
      Tupper Lake, NY 12986

      Sidney Braginsky
      6 Stoney Court
      Dix Hills, NY 11746

      Michael Engelhart
      161 North Franklin Turnpike
      Ramsey, NJ 07446

      Peter Katevatis
      1235 Folkestone Way
      Cherry Hill, NJ 08034

      John M. Kennedy
      802 Chestnut Avenue
      Somerdale, NJ 08083

      Michael N. Kouvatas
      27 Kings Highway
      East Haddonfield, NJ 08033

      John Matheu
      215 Longhill Drive
      Short Hills, NJ 07078

      5. To the extent permitted by law, any action otherwise required or permitted to be taken at a meeting of shareholders may be taken without a meeting upon the written consent of less than all the shareholders entitled to vote thereon if the shareholders who so consent would be entitled to cast at least the minimum number of votes which would be required to take such action at a meeting at which all shareholders entitled to vote thereon are present.

      6. Without otherwise limiting the right of the Board of Directors to otherwise fill vacancies in the Board of Directors, any directorship to be filled by reason of an increase in the number of directors may be filled by the Board. A director so elected shall hold office until the next succeeding annual meeting of shareholders or until his successor shall have been elected and qualified.

      7. The Board of Directors shall have the power to remove directors for cause and to suspend directors pending a final determination that cause exists for removal.

      8. The Board of Directors is hereby authorized to provide for the issuance of such of the Preferred Stock as the Board sees fit. The Board may, by amending the Certificate of Incorporation without shareholder approval, divide the Preferred Stock into classes and into series within any class or classes. The Board may determine the relative rights, preferences, and limitations of any class or series, change the designation or number of shares or the relative rights, preferences and limitations of the shares, shares of any theretofore established class or series, no shares of which have been issued. Classes or series of shares of Preferred Stock may be designated, in whole or in part, as redeemable at the option of Corporation in cash, its bonds or other property and a sinking fund may be created for the redemption of any class or classes of redeemable shares. Subject to the limitations of law such classes or series may also be made redeemable at the option of the shareholder. The Board of Directors may provide that such classes or series of stock be convertible, at the option of the holder or of the Corporation, or both, into shares of any other class of the capital stock of the Corporation.

      9. To the extent permitted by law, any action otherwise required or permitted to be taken at a meeting of shareholders may be taken without a meeting upon the written consent of less than all the shareholders entitled to vote thereon if the shareholders who so consent would be entitled to cast at least the minimum number of votes which would be required to take such action at a meeting at which all shareholders entitled to vote thereon are present.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 9th day of December, 2004.



                                              MEDISCIENCE TECHNOLOGY CORP.



                                              By:/s/ Peter Katevatis
                                                 ------------------------------
                                                 Name: Peter Katevatis
                                                 Title: Chief Executive Officer